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                                                                    Exhibit 99.4

                               SANDISK CORPORATION

                  1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                      AMENDED AND RESTATED JANUARY 2, 2004

                                   ARTICLE ONE
                               GENERAL PROVISIONS

         I.       PURPOSE OF THE PLAN

                  This 1995 Non-Employee Directors Stock Option Plan is intended to promote the interests of SanDisk Corporation, a Delaware corporation, by providing the non-employee members of the Board with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

                  Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

                  All share numbers in this document reflect the 2-for-1 split of the Common Stock effected on February 22, 2000.

         II.      ADMINISTRATION OF THE PLAN

                  The terms of each option grant (including the timing and pricing of the option grant) shall be determined by the express terms of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.

         III.     ELIGIBILITY

                  The individuals eligible to receive option grants under the Plan shall be (i) those individuals who are serving as non-employee Board members on the Effective Date or who are first elected or appointed as non-employee Board members on or after such date, whether through appointment by the Board or election by the Corporation's stockholders, and (ii) those individuals who continue to serve as non-employee Board members after one or more Annual Stockholders Meetings beginning with the 1996 Annual Meeting. A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an option grant under the Plan on the Effective Date or at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic option grants under the Plan upon his or her continued service as a non-employee Board member following one or more Annual Stockholders Meetings.

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         IV.      STOCK SUBJECT TO THE PLAN

                  A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,236,142 shares. Such share reserve includes (i) the initial share reserve of 300,000 shares approved by the stockholders in August 1995, (ii) an additional 100,000 share increase authorized by the Board on February 10, 1997 and approved by the stockholders at the 1997 Annual Stockholders Meeting, (iii) an additional 400,000 share increase authorized by the Board on December 17, 1998, and approved by the stockholders at the 1999 Annual Meeting, (iv) an additional increase of 136,928 shares effected in January 2002 pursuant to the automatic share increase provisions of Section IV.B., (v) an additional increase of 138,311 shares effected in January 2003 pursuant to the automatic share increase provisions of Section IV.B. and (vi) an additional increase of 160,903 shares effected in January 2004 pursuant to the automatic share increase provisions of
Section IV.B.

                  B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2002, by an amount equal to two tenths of one percent (0.2%) of the shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 200,000 shares.

                  C. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent the options expire or terminate for any reason prior to exercise in full. In addition, unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the original exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. However, shares subject to any option or portion thereof surrendered in accordance with Article Two shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the holder of such option.

                  D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve is to increase each calendar year pursuant to the provisions of Section IV.B of this Article One, (iii) the number and/or class of securities for which option grants are to be subsequently made per Eligible Director and (iv) the number and/or class of securities and the

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exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments to the outstanding options shall be made by the Board and shall be final, binding and conclusive.

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                                   ARTICLE TWO
                              OPTION GRANT PROGRAM

         I.       OPTION TERMS

                  The provisions of this Article Two reflect the changes to the number of shares of Common Stock subject to the initial and annual option grants to be made to the non-employee Board members pursuant to the amendment authorized by the Board on December 17, 1998, and approved by the stockholders at the 1999 Annual Meeting. Stockholder approval of such amendment shall constitute pre-approval of each option grant made on or after the date of the 1999 Annual Meeting to the non-employee Board members pursuant to the amended provisions of this Article Two and the subsequent exercise of that option in accordance with such provisions.

                  A. GRANT DATES. Option grants shall be made on the dates specified below:

                           1.       Each Eligible Director who is first elected
or appointed as a non-employee Board member on or after the date of the 1999 Annual Stockholders Meeting shall automatically be granted, on the date of such initial election or appointment (as the case may be), a Non-Statutory Option to purchase 64,000 shares of Common Stock.

                           2.       On the date of each Annual Stockholders
Meeting, beginning with the 1999 Annual Meeting, each individual who is to continue to serve as an Eligible Director shall automatically be granted, whether or not such individual is standing for re-election as a Board member at that Annual Meeting, a Non-Statutory Option to purchase an additional 16,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months prior to the date of such Annual Meeting. There shall be no limit on the number of such 16,000-share option grants any one Eligible Director may receive over his or her period of Board service.

                  B.       EXERCISE PRICE.

                           1.       The exercise price per share shall be equal
to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

                           2.       The exercise price shall become immediately
due upon exercise of the option and shall be payable in one or more of the forms specified below:

                                    (i)      cash or check made payable to the
         Corporation,

                                    (ii)     shares of Common Stock held for the
         requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                                    (iii)    to the extent the option is
         exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (A) a Corporation-designated

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         brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                  Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

                  C.       OPTION TERM. Each option shall have a term of ten
(10) years measured from the option grant date.

                  D. EXERCISE AND VESTING OF OPTIONS. Each option shall be immediately exercisable for any or all of the option shares. However, any shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares. Each initial grant shall vest, and the Corporation's repurchase right shall lapse, in a series of four (4) equal and successive annual installments over the Optionee's period of continued service as a Board member, with the first such installment to vest upon the Optionee's completion of one (1) year of Board service measured from the option grant date. Each annual grant shall vest, and the Corporation's repurchase right shall lapse, upon the Optionee's completion of one (1) year of Board service measured from the option grant date.

                  E. EFFECT OF TERMINATION OF BOARD SERVICE. The following provisions shall govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:

                           (i) The Optionee (or, in the event of Optionee's death, the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.

                           (ii) During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable at the time of the Optionee's cessation of Board service.

                           (iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for all or any portion of such shares as fully-vested shares.

                           (iv)     In no event shall the option remain
         exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.

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         However, the option shall, immediately upon the Optionee's cessation of
         Board service, terminate and cease to be outstanding to the extent it is not exercisable for vested shares on the date of such cessation of Board service.

                  F. STOCKHOLDER RIGHTS. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

                  G. LIMITED TRANSFERABILITY OF OPTIONS. An automatic option granted under the Plan may, in connection with the Optionee's estate plan, be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

         II.      CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

                  A. In the event of any Corporate Transaction, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Immediately following the consummation of the Corporate Transaction, each option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

                  B. In connection with any Change in Control, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Each such option shall remain exercisable for such fully-vested option shares until the expiration of the option term or the surrender of the option in connection with a Hostile Take-Over.

                  C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each option held by him or her. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. Stockholder approval of the December 17, 1998 amendment and restatement of the Plan shall constitute pre-approval of each option surrender right subsequently granted under the Plan and

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the subsequent exercise of that right in accordance with the terms and provisions of this Section II.C. No additional approval of the Board or any committee of the Board shall be required at the time of the actual option surrender and cash distribution.

                  D. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

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                                  ARTICLE THREE
                                  MISCELLANEOUS

         I.       EFFECTIVE DATE AND TERM OF THE PLAN

                  A. The Plan became effective on the November 7, 1995 Effective Date after adoption by the Board on July 25, 1995 and approval by the Corporation's stockholders in August 1995.

                  B. The Plan was amended on February 10, 1997 (the "February 1997 Amendment") to effect the following changes: (i) increase the number of shares of Common Stock authorized for issuance over the term of the Plan by an additional 100,000 shares, (ii) allow unvested shares issued under the Plan and subsequently repurchased by the Corporation at the option exercise price paid per share to be reissued under the Plan and (iii) effect a series of technical changes to the provisions of the Plan (including stockholder approval requirements) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities Exchange Act of 1934 which exempts certain officer and director transactions under the Plan from the short-swing liability provisions of the Federal securities laws. The February 1997 Amendment was approved by the stockholders at the 1997 Annual Meeting. The Plan was amended on December 17, 1998 (the "December 1998 Amendment") to effect the following changes: (i) increase the number of shares of Common Stock authorized for issuance over the term of the Plan by an additional 400,000 shares, (ii) implement the automatic share increase provisions of Section IV.B of Article One, (iii) increase the size of the initial grants to non-employee Board members from 32,000 to 64,000 shares of Common Stock and (iv) increase the size of the annual grants to non-employee Board members from 8,000 to 16,000 shares of Common Stock. The December 1998 Amendment was approved by the stockholders at the 1999 Annual Meeting. All option grants made prior to the December 1998 Amendment shall remain outstanding in accordance with the terms and conditions of the respective instruments evidencing those options or issuances, and nothing in the December 1998 Amendment shall be deemed to modify or in any way affect those outstanding options or issuances. Subject to the foregoing limitations, options may be granted under the Plan at any time before the date fixed herein for the termination of the Plan.

                  C. The Plan shall terminate upon the earliest of (i) July 24, 2005, (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise or cash-out of the options under the Plan or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Upon such Plan termination, all option grants and unvested stock issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

         II.      AMENDMENT OF THE PLAN

                  The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to options or unvested stock issuances at

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the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

         III.     USE OF PROCEEDS

                  Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

         IV.      REGULATORY APPROVALS

                  A. The implementation of the Plan, the granting of any option under the Plan and the issuance of any shares of Common Stock upon the exercise of any option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it.

                  B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

         V.       NO EMPLOYMENT/SERVICE RIGHTS

                  Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) and the Corporation's stockholders or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

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                                    APPENDIX

                  The following definitions shall be in effect under the Plan:

                  A. BOARD shall mean the Corporation's Board of Directors.

                  B. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                           (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders; or

                           (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

                  C. CODE shall mean the Internal Revenue Code of 1986, as amended.

                  D. COMMON STOCK shall mean the Corporation's common stock.

                  E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                           (i)      a merger or consolidation in which
         securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction; or

                           (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

                  F. CORPORATION shall mean SanDisk Corporation, a Delaware corporation.

                  G. EFFECTIVE DATE shall mean November 7, 1995, the date on which the Underwriting Agreement was executed and the initial public offering price of the Common Stock was established.

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                  H.       ELIGIBLE DIRECTOR shall mean a non-employee Board
member eligible to participate in the Plan.

                  I. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

                  J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                           (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                           (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange which serves as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                  K. HOSTILE TAKE-OVER shall mean a change in ownership of the Corporation through the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept.

                  L. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

                  M. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

                  N. OPTIONEE shall mean any person to whom an option is granted under the Plan.

                  O. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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                  P.       PERMANENT DISABILITY shall mean the inability of the
Optionee to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

                  Q. PLAN shall mean the Corporation's 1995 Non-Employee Directors Stock Option Plan, as set forth in this document.

                  R. SECTION 16 INSIDERS shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

                  S. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

                  T. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  U. TAKE-OVER PRICE shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over.

                  V. UNDERWRITING AGREEMENT shall mean the agreement between the Corporation and the underwriter or underwriters which managed the initial public offering of the Common Stock.

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